AVEO Pharmaceuticals, Inc. 1 Broadway, 14th Floor Cambridge, MA 02142 p. 617.588.1960

EXHIBIT 10.21

June 16, 2015

Karuna Rubin

[address]

[address]

Dear Karuna:

It is with great pleasure that we extend you this offer of employment to join AVEO Pharmaceuticals. The following letter sets forth the proposed terms and conditions of your offer of employment.

Position.  Your position will be Senior Corporate Counsel reporting to Michael Boretti, Vice President, Corporate Development & Alliance Management. As a full-time employee we expect that you will devote your full time energies to the business and affairs of AVEO. If you accept this offer, your employment with the Company shall commence on a mutually agreed upon date.

Compensation:

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Base Salary.  Your initial annual salary will be $210,000 paid semi-monthly.  You will be eligible for a salary review in our 2015 common review cycle, and any changes to your salary will be pro-rated based on your effective date of employment.

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Incentive Bonus.  Commencing in 2016, you will be eligible to participate in AVEO’s performance-based incentive bonus program. Your bonus target is 20% of your base annual salary and is subject to corporate and individual performance assessments. Payment of the annual bonus requires approval by the AVEO Board of Directors and is pro-rated based on your effective date of employment.

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Incentive Stock Options.  Subject to approval of the Company’s Option Committee, the Company shall grant you incentive stock options to purchase 35,000 shares of common stock pursuant to the Company’s 2010 Equity Incentive Plan.

AVEO grants the options offered to newly hired employees after start of employment, on the first Tuesday of every month and, accordingly, the purchase price for your options will be the closing price of the common stock per share on NASDAQ on such grant date. The new hire options will vest over 4 years from your hire date with 25% of the options vesting after 12 months and the remainder on a monthly basis thereafter.

Commencing in 2016, you will be also eligible to participate in the Company’s annual renewal equity program. Subject to the Company’s Option Committee approval, your renewal incentive stock options will be based on your performance and pro-rated to your effective date of employment. The renewal options will vest on a monthly basis over 4 years from the grant date.

AVEO Pharmaceuticals, Inc. 1 Broadway, 14th Floor Cambridge, MA 02142 p. 617.588.1960

Benefits.  The Company offers a competitive benefits program.  As an employee, you will be eligible to participate in the family health, dental, individual life, and disability insurance; a 401(k) savings plan; three weeks of paid vacation per year accrued on per pay period basis; twelve paid holidays a year; flexible spending accounts for eligible medical and dependent care expenses; and a commuter assistance program.  For more details, please refer to the enclosed Benefits Summary.

Contingencies.  Your offer of employment is contingent upon AVEO’s review and determination of a successful completion of a background investigation, which may include an evaluation of both your credit and criminal history.

On your start date you will be required to sign a standard employee Invention and Non-Disclosure Agreement attached hereto as Exhibit A.

Further, the Federal government requires you to provide proper identification verifying your eligibility to work in the United States.  Please bring documents necessary to complete the Employment Eligibility Verification Form I-9 on your first date of employment.  Refer to the enclosed Form I-9 for a list of acceptable documents.

Miscellaneous.  This offer of employment is intended to outline the terms of compensation and benefits available to you should you choose to accept this position. It is not intended to imply any contract or contractual rights.  Your employment will be at-will. Accordingly, you or the Company may end the employment relationship for any reason, at any time.

This letter, together with the Invention and Non-Disclosure Agreement to be executed by you and the Company, constitutes our entire offer regarding the terms and conditions of your prospective employment by the Company.  It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

If you decide to accept the terms of this letter, please sign one of the enclosed copies and return it to our office (attn: Human Resources.)  This offer of employment is valid until June 23, 2015.

Karuna, we are very excited about having you join AVEO and have every expectation of a productive and rewarding relationship together.  If you have any questions regarding this offer, please call Tracey Janesheski at 617-949-6845.

AVEO PHARMACEUTICALS, INC.		Accepted and Agreed:

By:	/s/ Michael Bailey	By:	/s/ Karuna Rubin
Michael Bailey
President & CEO